AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON March 10, 2020

Registration Statement No. 333-221938

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective

Amendment No. 1

to

Form S-3

Registration Statement No. 333-221938

UNDER

THE SECURITIES ACT OF 1933

Primo Water Holdings LLC

(successor in interest to Primo Water Corporation)

(Exact name of registrant as specified in its charter)

Delaware	82-1161432
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4221 West Boy Scout Boulevard, Suite 400

Tampa, Florida 33607

(813) 313-1732

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Marni Morgan Poe

Chief Legal Officer

Primo Water Holdings LLC (f/k/a Fore Merger LLC)

(as successor by merger to Primo Water Corporation)

4221 West Boy Scout Boulevard, Suite 400

Tampa, Florida 33607

(813) 313-1732

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Matthew H. Meyers

Faegre Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Telephone: (215) 988-2700

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to Registration Statement on Form S-3 (No. 333-221938), filed with the U.S. Securities and Exchange Commission on December 7, 2017 (the “Registration Statement”) by Primo Water Corporation, a Delaware corporation (the “Registrant”), to deregister any and all securities of the Registrant that had been registered for issuance under the Registration Statement that remain unsold thereunder as of the date hereof. The Registration Statement registered shares of the Registrant’s debt securities, common stock, preferred stock, warrants to purchase debt securities, common stock or preferred stock, rights to purchase common stock or preferred stock and units (collectively, the “Securities”).

Pursuant to the Agreement and Plan of Merger, dated as of January 13, 2020, as amended on January 28, 2020 (the “Merger Agreement”), by and among Primo Water Corporation (“Primo”), Cott Corporation (“Cott”), Cott Holdings Inc., a wholly-owned subsidiary of Cott (“Holdings”), Fore Merger LLC, a wholly-owned subsidiary of Holdings (“Merger Sub”), and Fore Acquisition Corporation, a wholly-owned subsidiary of Merger Sub (the “Purchaser”), (i) the Purchaser merged with and into Primo (the “first merger”), with Primo surviving the first merger as a wholly-owned subsidiary of Merger Sub and (ii) immediately following the first merger, Primo merged with and into Merger Sub (the “second merger” and together with the first merger, the “merger”), with Merger Sub being the surviving entity as a wholly-owned subsidiary of Cott and becoming the successor in interest to the Registrant (the “Surviving Company”). The merger became effective on March 2, 2020.

As a result of the merger, the Registrant is terminating all offers and sales of the Securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all Securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Surviving Company, as successor in interest to the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on March 10, 2020.

PRIMO WATER HOLDINGS LLC (successor in interest to Primo Water Corporation)

By:	/s/ Thomas J. Harrington
Name:	Thomas J. Harrington
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Thomas J. Harrington Thomas J. Harrington	President (Principal Executive Officer)	March 10, 2020

/s/ Jay Wells Jay Wells	Chief Financial and Administrative Officer (Principal Financial Officer)	March 10, 2020

/s/ Jason Ausher Jason Ausher	Chief Accounting Officer (Principal Accounting Officer)	March 10, 2020

/s/ Thomas J. Harrington Thomas J. Harrington	Chief Executive Officer of Cott Holdings Inc., as sole member of Primo Water Holdings LLC	March 10, 2020